                                                                    EXHIBIT 99.1

Hatem El-Khalidi: Lit. Rel. No. 18412 / October 16, 2003             Page 1 of 2

(SEC LOGO)

                     U.S. SECURITIES AND EXCHANGE COMMISSION


U.S. SECURITIES AND EXCHANGE COMMISSION

LITIGATION RELEASE NO. 18412 / OCTOBER 16, 2003

SECURITIES AND EXCHANGE COMMISSION V. HATEM EL-KHALIDI, CASE NO. 3:03-CV-2452-D (N.D.TEX.)

IN THE MATTER OF ARABIAN AMERICAN DEVELOPMENT COMPANY AND HATEM EL-KHALIDI, ADMINISTRATIVE PROCEEDING FILE NO. 3-11301, ACCOUNTING AND AUDITING ENFORCEMENT RELEASE NO. 1898 AND SECURITIES EXCHANGE ACT RELEASE NO. 48638

SEC SUES CEO OF DALLAS-BASED ARABIAN AMERICAN DEVELOPMENT COMPANY FOR FAILING TO DISCLOSE NEGATIVE INFORMATION RELATING TO COMPANY'S LARGEST ASSET

The Securities and Exchange Commission filed a civil action in the United States District Court for the Northern District of Texas against Hatem El-Khalidi, the CEO of Arabian American Development Company ("AADC"), a Dallas-based oil refining and mining company. El-Khalidi, who resides in Saudi Arabia, has agreed, without admitting or denying the SEC's claims, to pay a $25,000 penalty to settle the SEC's civil case. In a related action, the SEC also announced today the issuance of a settled cease-and-desist order against El-Khalidi and AADC. Both actions are based on violations by El-Khalidi or AADC of the reporting, books and records, and internal controls provisions of the federal securities laws.

The SEC's civil complaint alleges, and the SEC's cease-and-desist order finds, that El-Khalidi failed to disclose to AADC's shareholders, auditor, and other officers and directors that AADC's largest asset, a mining lease located in Saudi Arabia, which AADC obtained from the Saudi Arabian government, was at risk of being terminated. According to the SEC, between May 2000 and November 2002, the Saudi Arabian government repeatedly notified AADC, via correspondence sent to El-Khalidi in Saudi Arabia, that AADC was not in compliance with the work schedule set forth in its lease agreement, and that if AADC failed to comply promptly, the lease could be terminated. The SEC alleges and finds that El-Khalidi withheld this information until approximately December 2002, when he disclosed the actual status of the mining lease to AADC's shareholders, auditor, and other officers and directors. According to the SEC, as a result of El-Khalidi's actions, AADC's books and records were inaccurate and AADC omitted material information from its SEC filings, including AADC's September 30, 2002 Form 10-Q, which El-Khalidi improperly certified as true and correct. In addition, the SEC alleges and finds that AADC's internal accounting controls, which failed to detect the situation, were inadequate.

Hatem El-Khalidi: Lit. Rel. No. 18412 / October 16, 2003             Page 2 of 2


Without admitting or denying the allegations in the SEC's complaint, El-Khalidi has agreed to pay a $25,000 civil penalty in the U.S. district court action. Without admitting or denying the findings in the SEC's administrative order: (1) AADC has agreed to cease and desist from violating Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 thereunder, and comply with certain undertakings designed to improve AADC's reporting and record keeping practices and enhance its internal accounting controls; and (2) El-Khalidi has agreed to cease and desist from violating
Section 13(b)(5) of the Exchange Act and Rules 13a-14 and 13b2-2 thereunder, and causing AADC's violations of Sections 13(a) and 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 thereunder.